Exhibit 19.1
Bio-Rad Laboratories, Inc.
Insider Trading Compliance Policy
Federal laws and regulations prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws and regulations also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Bio-Rad Laboratories, Inc. (together with its subsidiaries, the “Company”) requires its personnel to comply at all times with federal laws and regulations governing insider trading. Violating such laws and regulations can undermine investor trust, harm the reputation and integrity of the Company, and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.
Persons Covered and Administration of Policy
This Insider Trading Compliance Policy (this “Policy”) applies to all officers, directors, employees and consultants of the Company. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are responsible for ensuring that members of their household comply with this Policy. This Policy also applies to any entities controlled by individuals subject to this Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors. Officers, directors, employees and consultants, together with any other person designated as being subject to this Policy by the General Counsel or his or her designee (the “Policy Administrator”), are referred to collectively as “Covered Persons.”
    Questions regarding this Policy should be directed to the Policy Administrator, who is responsible for the administration of this Policy.
Penalties for Engaging in Insider Trading
Penalties for trading on or communicating material nonpublic information are severe, both for the individuals involved in such unlawful conduct and, potentially, for their employers. A person can be subject to penalties even if he or she does not personally benefit from the violations (i.e., if the violation was one for tipping information).
The criminal penalties for violating insider trading laws include imprisonment for up to 20 years and fines of up to $5 million for individuals and $25 million for corporations. Insider trading may also result in civil penalties, including disgorgement of profits and civil fines. Trading in the securities of another company with knowledge of material nonpublic information relating to that company also violates the insider trading rules and may lead to severe civil and criminal penalties.

Exhibit 19.1
Individuals may also be liable for improper transactions by any person (commonly referred to as a “tipee”) to whom they have disclosed material nonpublic information regarding the Company or another company, or to whom they have made recommendations or expressed opinions on the basis of this information as to trading in the securities of such company. The Securities and Exchange Commission has imposed severe penalties even when the disclosing person did not profit from the trading. The Securities and Exchange Commission and National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to monitor insider trading.
Covered Persons who violate this policy may also be subject to disciplinary action by the Company including dismissal for cause, whether or not the failure to comply with this policy results in a violation of the law.
Policy Statement
Unless otherwise permitted by this Policy, no Covered Person shall:
•purchase, sell, gift or otherwise transfer any security of the Company while in possession of material nonpublic information about the Company;
•purchase, sell, gift or otherwise transfer any security of any other company, including a customer, supplier, business partner, or an economically-linked company, such as a competitor or peer company, while in possession of material nonpublic information that obtained in connection with your employment by or service to the Company (to the extent there is a reasonable likelihood that such information would be considered important to an investor in making an investment decision in such other company);
•directly or indirectly communicate material nonpublic information to anyone outside the Company unless in accordance with Company policy regarding confidential information; or
•directly or indirectly communicate material nonpublic information to anyone within the Company except on a need-to-know basis.
For this purpose:
“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.
“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options or warrants, puts, calls, pledging and margin loans, or other derivative securities.

Exhibit 19.1
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.
Examples of material information may include (but are not limited to) information about:
•corporate earnings, earnings forecasts or earnings guidance;
•possible mergers, acquisitions, tender offers, or dispositions;
•major new products or product developments;
•changes in customer relationships with significant customers;
•important business developments, such as developments regarding strategic collaborations;
•management or control changes;
•significant financing developments, including pending public sales or offerings of debt or equity securities;
•defaults on borrowings;
•bankruptcies;
•cybersecurity or data security incidents; and
•significant litigation or regulatory actions.
Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the SEC or a Regulation FD-compliant conference call. The Policy Administrator shall have sole discretion to decide whether information is public for purposes of this Policy.
The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two full trading days following release of the information to the public, is a reasonable waiting period before such information is deemed to be public.
The laws and regulations concerning insider trading are complex, and Covered Persons

Exhibit 19.1
are encouraged to seek guidance from the Policy Administrator prior to considering a transaction in securities.
Quarterly Blackout Periods
Directors, officers and certain insiders designated by the Policy Administrator (each a “Designated Insider”) must not purchase, sell, gift or otherwise transfer any security of the Company during any blackout period, except as otherwise permitted by this Policy. You will be notified by the Company if you are a Designated Insider.
The quarterly blackout period:
•begins on the 15th day of the last month of each fiscal quarter; and
•ends after completion of the second trading day after the filing of an annual report or periodic report for that quarter, as applicable.
A “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company files an annual report before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time). However, if the Company files an annual report after trading begins on that Tuesday, the first time you can buy or sell Company securities is the opening of the market on Friday. Any question as to whether information is publicly available shall be directed to the Policy Administrator.
Additional Blackout Periods
From time to time, the Policy Administrator may determine that an additional blackout period is appropriate. Persons subject to an additional blackout period must not purchase, sell, gift or otherwise transfer any security of the Company, except as otherwise permitted by this Policy, and must not disclose that an additional blackout period is in effect.
Pre-Clearance of Transactions
The Policy Administrator will designate a list of persons (each, a “Pre-Clearance Person”) who (with their controlled entities and household members) must pre-clear each transaction in any security of the Company. Pre-Clearance Persons shall include Officers, directors and other Designated Insiders designated by the Company from time to time.
A request for pre-clearance must be in writing, should be made at least two business days in advance of the proposed transaction, and should include the identity of the Pre-Clearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities involved. In addition, the Pre-Clearance Person must execute a certification that he or she is not aware of material nonpublic information about the Company. The Policy Administrator or the Chief Financial Officer shall have sole discretion to decide whether to clear any contemplated transaction. Pre-clearance approval will remain valid

Exhibit 19.1
for two business days for transactions without a proposed transaction date. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material nonpublic information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.
Pre-clearance should not be understood to represent legal advice by the company that a proposed transaction complies with the law. None of the Company, the Policy Administrator, the Chief Financial Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance.
Exempt Transactions
This Policy, except for provisions set forth in the Prohibited Transactions section below, does not apply to:
•transactions directly with the Company;
•gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, except that gift transactions involving Company securities are subject to pre-clearance;
•transactions relating to equity incentive awards without any open-market sale of securities (e.g., cash exercises of stock options or the “net settlement” of restricted stock units but not broker-assisted cashless exercises or open-market sales to cover taxes upon the vesting of restricted stock units or the purchase of stock from the Company pursuant to the Company’s stock purchase plan);
•“sell-to-cover” transactions pursuant to a policy or program approved by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options); or
•transactions under a pre-cleared Rule 10b5-1 plan, to the extent Rule 10b5-1 plans are permitted by the Company.
Rule 10b5-1 Trading Plans
To the extent Rule 10b5-1 plans are permitted by the Company, the restrictions in this Policy, except for provisions set forth in the Prohibited Transactions section below, do not apply to transactions under a trading plan that satisfies the conditions of Rule 10b5-1 and has been pre-approved by the Policy Administrator.
The Policy Administrator may impose such other conditions on the implementation and operation of a Trading Plan as the Policy Administratordeems necessary or advisable.
An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to

Exhibit 19.1
and early terminations of a Trading Plan are subject to pre-approval by the Policy Administrator.
The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Policy Administrator or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.
Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Policy Administrator, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.
Prohibited Transactions
The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s securities.
Short Sales
Short sales of the Company’s securities are prohibited by this Policy. Short sales are sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and the Company’s 10% stockholders) from making short sales of the Company’s equity securities.
Options
Transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy.
Hedging Transactions
Hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy.
Margin Accounts and Pledging
Individuals are prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the

Exhibit 19.1
securities), or placing Company securities in a margin account. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans, nor to situations approved in advance by the Policy Administrator.
Partnership Distributions
Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a Covered Person is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected Covered Person and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.
Post-Termination Transactions
If an individual is in possession of material nonpublic information when the individual’s service terminates, the restrictions set forth in “Policy Statement” above continue to apply until that information has become public or is no longer material.
Policy Administration
The Policy Administrator has authority to interpret, amend and implement this Policy. This authority includes interpreting or waiving the terms of this Policy, to the extent consistent with its general purpose and applicable securities laws. The Chief Financial Officer will administer this Policy as it applies to any trading activity by the Policy Administrator.
Certification of Compliance
All Covered Persons may be asked periodically to certify their compliance with the terms and provisions of this Policy.

Revised December 2024